UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 20, 2015

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-5093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

(650) 577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Cancellation of $1.8 Million of Indebtedness; Conversion of $1.8 Million of Promissory Notes into Series B 10% Convertible Preferred Stock and Warrants to Purchase Common Stock

On May 20, 2015, VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and the holders (the “Holders”) of all of the Company’s remaining outstanding Subordinate Convertible Promissory Notes (the “SubordinateNotes”) in the aggregate amount of approximately $1.8 million (including principal and all accrued but unpaid interest) entered into a Securities Purchase Agreement (the “Securities PurchaseAgreement”) providing for the cancellation of the Subordinate Notes in exchange for an aggregate total of 327,016 shares of the Company’s Series B 10% Convertible Preferred Stock (“Series B Preferred”) and five-year warrants to purchase an aggregate 327,016 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a fixed exercise price of $7.00 per share, which exercise price is subject to adjustment only for customary stock dividends, reclassifications, splits and similar transactions (“Warrants”), thereby cancelling approximately $1.8 million of the Company’s indebtedness in addition to the cancellation of approximately $7.3 million of indebtedness reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2015.

Each share of Series B Preferred is convertible, at the option of the Holder (“Voluntary Conversion”), into one (1) share of Common Stock at a fixed conversion price of $7.00 per share, subject to adjustment only for customary stock dividends, reclassifications, splits and similar transactions (“Fixed Conversion Price”). All shares of Series B Preferred are also convertible automatically into Common Stock (“Automatic Conversion”) upon the closing or effective date of any of the following transactions or events: (i) a strategic transaction involving AV-101, the Company’s clinical-stage, orally-available new drug candidate for Major Depressive Disorder and other diseases and disorders of the central nervous system, with an initial up front cash payment to the Company of at least $10.0 million; (ii) a registered public offering of Common Stock with aggregate gross proceeds to the Company of at least $10.0 million; or (iii) for 20 consecutive trading days the Company’s Common Stock trades at least 20,000 shares per day with a daily closing price of at least $12.00 per share; provided, however, that Automatic Conversion and Voluntary Conversion (collectively, “Conversion”) are subject to customary beneficial ownership blockers.  Prior to Conversion, shares of Series B Preferred will accrue dividends, payable only in unregistered shares of Common Stock, at a rate of 10% per annum (the “Accrued Dividend”). The Accrued Dividend will be payable only on the date of Conversion solely in that number of shares of Common Stock equal to the Accrued Dividend, divided by the Fixed Conversion Price.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01. The shares of Series B Preferred and Warrants issued to the Holders pursuant to the Securities Purchase Agreement were offered and sold in transactions exempt from registration under the Securities Act in reliance on 3(a)(9) thereof and Rule 506 of Regulation D thereunder. Each Holder represented that they are an "accredited investor" as defined in Regulation D, and not subject to the "Bad Actor" disqualifications described in Rule 506(d).

Disclaimer

The foregoing description of the Series B Preferred and the Securities Purchase Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Preferred Stock of VistaGen Therapeutics, Inc. and Securities Purchase Agreement, substantially in the form attached as Exhibit 3.1 and Exhibit 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2015, each of which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: May 22, 2015	By:	/s/ Shawn K. Singh
Shawn K. Singh
Chief Executive Officer